Exhibit (a)(1)(a)

Offer to PURCHASE FOR CASH

uP TO 32,262,152 IN THE AGGREGATE series a warrants

BY VAPOR CORP.

AT A PURCHASE PRICE OF $0.22 PER sERIES a wARRANT

DECEMBER 7, 2016

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT, EASTERN TIME,

ON JANUARY 9, 2017, UNLESS EXTENDED (SUCH DATE AND TIME, AS THE SAME MAY BE EXTENDED, THE “EXPIRATION DATE”).

THE OFFER IS BEING MADE SOLELY UNDER THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL TO ALL HOLDERS OF SERIES A WARRANTS. THE OFFER IS NOT BEING MADE TO, NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF, HOLDERS OF SERIES A WARRANTS RESIDING IN ANY U.S. STATE IN WHICH THE MAKING OF THE OFFER OR ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES, BLUE SKY OR OTHER LAWS OF SUCH U.S. STATE.

Vapor Corp., a Delaware corporation (the “Company,” “Vapor,” “we” or “us”), is offering to purchase for cash, up to an aggregate of 32,262,152 of its outstanding Series A Warrants (the “Series A Warrants”), upon and subject to the terms and conditions set forth in this Offer to Purchase (the “Offer to Purchase”) and the related letter of transmittal (the “Letter of Transmittal”) (the Offer to Purchase and the Letter of Transmittal together, as they may be amended or supplemented from time to time, constitute the “Offer”). Each Series A Warrant can be exercised for common stock on a fixed price basis, or on a cashless basis for a variable number of shares, with the ratio depending in part on the market value of our common stock.

Upon and subject to the terms and conditions of this Offer, we will pay a purchase price of $0.22 per Series A Warrant net to you in cash, less applicable withholding taxes and without interest, for each Series A Warrant properly tendered and not properly withdrawn on the Expiration Date. We will return any Series A Warrants that we do not purchase in the Offer to the tendering holders at our expense promptly upon expiration or termination of the Offer.

Our common stock is quoted on the OTC Pink Sheets under the symbol “VPCO.” We publicly announced our intention to commence this Offer on December 7, 2016. On December 6, 2016, the last full trading day before announcement of the Offer, the last reported per share price for our common stock was $0.0001, as quoted on the OTC Pink Sheets.

You may tender some, all or none of your Series A Warrants. If you elect to tender Series A Warrants in response to the Offer, please follow the instructions in this Offer to Purchase and the related Letter of Transmittal. The Offer is not conditioned on any minimum number of Series A Warrants being tendered. The Offer is, however, subject to other conditions. See Section 9.

The Offer will commence on December 7, 2016 (the date the materials relating to the Offer are first sent to the Series A Warrant holders) and end on the Expiration Date.

All of the currently outstanding Series A Warrants are subject to the Offer.

The Board of Directors of Vapor (the “Board of Directors” or “Board”) has approved the Offer.  However, neither Vapor nor its Board of Directors makes any recommendation to you as to whether you should tender or refrain from tendering your Series A Warrants. You must make your own decision as to whether to tender your Series A Warrants and, if so, how many Series A Warrants to tender. You should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including our reasons for making the Offer.  See Section 3. To the best of our knowledge after reasonable inquiry, none of our directors and executive officers or any of their respective affiliates owns any of the Series A Warrants and, therefore, will not participate in the Offer. See Section 8.

IMPORTANT

If you wish to tender all or any part of your Series A Warrants, you must do the following before the Expiration Date:

•      if your Series A Warrants are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Series A Warrants for you, which can typically be done electronically;

•      if you hold Series A Warrants in your own name, complete and sign the Letter of Transmittal according to its instructions, and deliver the Letter of Transmittal, together with any required signature guarantees and any other documents required by the Letter of Transmittal, to Equity Stock Transfer, LLC, the depositary for the Offer (the “Depositary”); or

•      if you are an institution participating in The Depository Trust Company (“DTC”), called the “book-entry transfer facility” in this Offer, tender your Series A Warrants according to the procedure for book-entry transfer described in Section 6.

If you desire to tender your Series A Warrants but (1) you cannot comply with the procedure for book-entry transfer by the expiration of the Offer, or (2) you cannot deliver the other required documents to the Depositary by the Expiration Date, you must tender your Series A Warrants according to the guaranteed delivery procedure described in Section 6. If you tender Series A Warrants, you may withdraw your tendered Series A Warrants before the Expiration Date and retain them by following the instructions herein. All of the currently outstanding Series A Warrants are subject to the Offer.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED UPON THE MERITS OR FAIRNESS OF SUCH TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Any questions or requests for assistance or for additional copies of this Offer to Purchase, the accompanying Letter of Transmittal or related documents may be directed to Okapi Partners (the “Information Agent”), the information Agent for this Offer, at its telephone numbers and address below.  You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Okapi Partners

1212 Avenue of the Americas
24th Floor

New York, New York 10036

(212) 297-0720 or Toll Free: (877) 629-6356

You may also email your request to:  info@okapipartners.com

The Depositary for the Offer is:

Equity Stock Transfer, LLC

Attention: Reorganization Department

237 W. 37th Street, Suite 601

New York, New York 10018

By Fax: (646) 201-9006
Confirm by Telephone: (212) 575-5757 or Toll-free: (855) 557-4647

Offer to Purchase Dated December 7, 2016

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IMPORTANT INFORMATION

 Series A Warrants tendered and not validly withdrawn prior to the Expiration Date may not be withdrawn at any time after the Expiration Date.

Series A Warrants to be tendered, completed, signed and dated Letters of Transmittal, and any other required documents, should be directed to Equity Stock Transfer, LLC, which is acting as the Depositary for the Offer. Any requests for assistance in connection with the Offer or for additional copies of this Offer to Purchase, Letter of Transmittal or related materials should be directed to the Information Agent. Contact information for the Depositary and the Information Agent is set forth below under Section 6 “Procedures for Participating in the Offer.” We and our Board have not made any recommendation as to whether or not holders should tender their Series A Warrants pursuant to the Offer.

Subject to the terms and conditions set forth in the Offer, the cash purchase price of $0.22 per Series A Warrant, less applicable withholding taxes and without interest, validly tendered and not withdrawn pursuant to the Offer will be paid on the settlement date (the “Settlement Date”), which is the date promptly following the Expiration Date of the Offer, subject to satisfaction or waiver (to the extent permitted) of all conditions precedent to the Offer.

Subject to the terms of the Offer, we reserve the right:

•	to waive any and all conditions to the Offer that may be waived by us;

•	to extend the Offer;

•	to terminate the Offer; or

•	to otherwise amend the Offer in any respect in compliance with applicable securities laws and stock exchange rules.

If the Offer is withdrawn or otherwise not completed, the cash consideration ($0.22 per Series A Warrant) will not be paid to holders of Series A Warrants who have validly tendered their Series A Warrants pursuant to the terms of the Offer, and the Series A Warrants tendered pursuant to the terms of the Offer will be promptly returned to the tendering holders.

Only registered holders of Series A Warrants are entitled to tender their Series A Warrants in the Offer. Beneficial owners of Series A Warrants that are held of record by a broker, bank or other nominee or custodian must instruct such nominee or custodian to tender their Series A Warrants in the Offer on the beneficial owner’s behalf. A letter of instruction is included in the materials provided along with this Offer to Purchase, which may be used by a beneficial owner in this process to effect the tender of Series A Warrants pursuant to the terms of the Offer. Holders who tender their Series A Warrants will not be obligated to pay brokerage fees or commissions to the Depositary or us. We will pay the Information Agent and the Depositary reasonable and customary fees for their services and reimburse them for their related reasonable out-of-pocket expenses. If a broker, dealer, commercial bank, trust company or other nominee or custodian tenders Series A Warrants on behalf of a holder, such broker, dealer, commercial bank, trust company or other nominee or custodian may charge a fee for doing so. Holders who own Series A Warrants through a broker, dealer, commercial bank, trust company or other nominee or custodian should consult their broker, dealer, commercial bank, trust company or other nominee or custodian to determine whether any charges will apply.

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SUMMARY TERM SHEET

We are providing this summary term sheet for your convenience. It highlights the material terms of the proposed Offer, but it does not contain all of the information that may be important to you. You should carefully read this Offer to Purchase and the related Letter of Transmittal, which contain the full details of the Offer, to fully understand the terms of the Offer, as well as the other considerations that may be important to you. We have included references to the sections of this Offer where you will find a more complete discussion. Unless otherwise indicated, references to shares are to shares of our common stock and not to any other securities. All references to the number of Series A Warrants and number of shares of the Company’s common stock are on a pre-split basis without giving effect to the 1:70 reverse stock split effected on March 8, 2016 and the 1:20,000 reverse stock split effected on June 1, 2016.

The Offer	We are offering to purchase for cash up to 32,262,152 of our outstanding Series A Warrants tendered by holders on or prior to the Expiration Date, upon the terms and subject to the conditions described in this Offer to Purchase and the related Letter of Transmittal and as permitted under the terms of the Offer. Subject to the satisfaction or waiver of all conditions to the Offer, Series A Warrants that are validly tendered and not validly withdrawn prior to the Expiration Date will be purchased in accordance with the terms of the Offer.

Purpose of the Offer	We believe that the variable number of shares currently issuable upon a cashless exercise of Series A Warrants creates significant market uncertainty and downward pressure on the market value of our common stock. The purpose of the Offer is to repurchase and cancel as many Series A Warrants as possible. We believe that eliminating or reducing the number of outstanding Series A Warrants will create more certainty and transparency in the market for our common stock and our capital structure, which we believe will benefit our stockholders. See Section 3.

The Purchase Price	We will pay a purchase price of $0.22 per Series A Warrant, net to you in cash, less applicable withholding taxes and without interest, for Series A Warrants properly tendered and not properly withdrawn on the Expiration Date, all on the terms and subject to the conditions of the Offer. We will return any Series A Warrants that we do not purchase in the Offer to the tendering holders at our expense promptly upon expiration or termination of the Offer. See Section 7.

Market Value of our Securities	Our Series A Warrants are not listed for trading on any market. Our shares of common stock are quoted on the OTC Pink Sheets under the symbol “VPCO.” The last reported sale price of our shares of common stock on December 6, 2016 was $0.0001 per share. See Section 12.

Expiration Date of Offer	The Offer will expire on the Expiration Date, which is at midnight, Eastern time, on January 9, 2017, unless extended by us at our sole discretion.
Oversubscription	If more than 32,262,152 Series A Warrants are duly tendered and not properly withdrawn, the Company will purchase warrants from tendering warrant holders on a pro rata basis (disregarding fractions), in accordance with the number of Series A Warrants duly tendered by or on behalf of each warrant holder (and not so withdrawn). See Section 2.

Settlement Date	The settlement of the Offer will occur promptly after the Expiration Date.

Procedure for Participating in the Offer	In all cases, payment of the cash consideration pursuant to the Offer will be made only after timely receipt by the Depositary of a book-entry confirmation relating to the Series A Warrants, the Letter of Transmittal (or a facsimile thereof) properly completed and duly executed, together

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with an Agent’s Message relating thereto (as defined in Section 6) and any required signature guarantees and other documents required by the Letter of Transmittal.

In lieu of physically completing and signing the Letter of Transmittal and delivering it to the Depositary, DTC participants may electronically transmit their acceptance of the Offer through DTC’s automated tender offer program, for which the transaction will be eligible.

Please do not send Letters of Transmittal to us or the Information Agent. You should send Letters of Transmittal only to the Depositary, at its office as indicated in Section 6 in this Offer to Purchase and in the Letter of Transmittal. The Information Agent can answer your questions regarding how to tender your Series A Warrants.

Procedures for Tendering Series A Warrants Through a Custodian

If you are a beneficial owner of Series A Warrants, but the holder of such Series A Warrants is a custodial entity such as a commercial bank, broker, dealer, trust company or other nominee, and you seek to tender your Series A Warrants pursuant to the Offer, you must provide appropriate instructions to such holder of the Series A Warrants in order to participate through DTC’s automated tender offer program with respect to such Series A Warrants. You should keep in mind that your intermediary may require you to take action with respect to the Offer a number of days before the Expiration Date in order for such entity to tender Series A Warrants on your behalf prior to the expiration of the Offer in accordance with the terms of the Offer.

Withdrawal of Tenders	Your right to tender any Series A Warrants pursuant to the Offer will expire at the Expiration Date. You can withdraw the tender of your Series A Warrants in connection with the Offer at any time before the Expiration Date.

Acceptance of Series A Warrants And Payment of the Purchase Price

We will accept up to 32,262,152 of our outstanding Series A Warrants that are properly tendered in this Offer on or before midnight, Eastern time, on the Expiration Date, if all the conditions to the completion of this Offer are satisfied or waived. We will pay the applicable purchase price to you in cash, less any applicable withholding taxes and without interest, for the Series A Warrants that we purchase promptly after the Expiration Date of the Offer and the acceptance of the Series A Warrants for payment. See Section 7.

Return of Series A Warrants

If we do not accept any Series A Warrants tendered in the Offer for any reason described in the terms and conditions of the Offer or if any Series A Warrants tendered are withdrawn pursuant to the terms of the Offer, we will return such Series A Warrants promptly without expense to the holder. See Section 7.

Conditions to the Offer	The Offer is subject to the conditions discussed under Section 9, including that no legal proceedings be pending or threatened that challenge this Offer. We also will not be required, but we reserve the right, to waive any of the conditions to this Offer. We have the right, in our sole discretion, to terminate or withdraw the Offer if any of the conditions described in this Offer to Purchase are not satisfied or waived. See Section 9.

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Extension; Waivers and Amendments; Termination

Subject to applicable law, we reserve the right to (1) extend the Offer; (2) waive any and all conditions to or amend the Offer in any respect; or (3) terminate the Offer. Any extension, waiver, amendment or termination will be followed as promptly as practicable by a public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., Eastern time, on the next business day after the last previously scheduled Expiration Date. See Section 5.

Interests of Directors and Executive Officers	None of our officers or directors or their respective affiliates beneficially owns any of the Series A Warrants and, therefore, they will not participate in the Offer. See Section 8.
Information Agent

Okapi Partners LLC is serving as the Information Agent in connection with the Offer. Questions or requests for assistance, or for additional copies of the Offer documents, Letter of Transmittal or other materials should be directed to the Information Agent at: (212) 297-0720, toll-free (877) 629-6356, or by email to info@okapipartners.com.

Depositary

Equity Stock Transfer, LLC is serving as the Depositary in connection with the Offer. Deliveries should be addressed to: Equity Stock Transfer, LLC, Attention: Reorganization Department, 237 W. 37th Street, Suite 601, New York, New York 10018. See Section 6.

U.S. Federal Income Tax Considerations

Generally, your receipt of cash from us as payment for your tendered Series A Warrants will be a taxable transaction for U.S. federal income tax purposes. We recommend that you consult with your own tax advisor with regard to the application of U.S. federal, state, local or other income tax consequences of the Offer, income tax withholding and backup withholding, including eligibility for a withholding tax exemption or reduction, and the refund procedures. See Section 16.

Consequences to Holders Who Do Not Participate in the Offer	If you do not participate in this Offer, you will retain the Series A Warrants, which will continue to be outstanding according to the original terms and conditions of the Series A Warrants. Among other consequences, you will continue to hold warrants that feature a fluctuating number of shares issuable upon a cashless exercise. See Section 14.

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THE OFFER

Section 1.  General Terms of the Offer

Upon the terms and subject to the conditions described in this Offer to Purchase and in the Letter of Transmittal, we are offering to purchase from holders of outstanding Series A Warrants who validly tender their Series A Warrants on or prior to the Expiration Date up to an aggregate of 32,262,152 Series A Warrants, for cash at a purchase price of $0.22 per Series A Warrant, subject to applicable withholding taxes and without interest. All outstanding Series A Warrants that are (i) not tendered prior to the Expiration Date; or (ii) tendered but withdrawn any time before the Expiration Date or, for any valid reason, not accepted by us, will continue to be outstanding according to their terms unmodified. All of these figures with respect to the Series A Warrants do not give effect to the two reverse splits of the Company common stock in 2016.

Section 2.  Eligible Series A Warrants; Pro-Ration

As of December 5, 2016, there were outstanding 58,986,283 Series A Warrants subject to the Offer. All of the currently outstanding Series A Warrants are subject to the Offer. This Offer to Purchase and the Letter of Transmittal are being sent to all registered holders of the outstanding Series A Warrants. There will be no fixed record date for determining registered holders of the outstanding Series A Warrants entitled to participate in the Offer.

The Depositary will act as the agent for the tendering holders of the Series A Warrants for purposes of receiving the completed, signed and dated Letter of Transmittal and other required documents. We will accept for payment and pay for, and thereby purchase, Series A Warrants properly tendered and not properly withdrawn prior to the Expiration Date at a purchase price of $0.22 in cash per Series A Warrant.

We intend to conduct the Offer in accordance with the applicable requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Securities and Exchange Commission (“SEC”) thereunder.

If you choose to participate in the Offer, you may tender less than all of your Series A Warrants pursuant to the terms of the Offer, the Letter of Transmittal and this Offer to Purchase. Upon and subject to the terms and conditions of the Offer, if more than 32,262,152 Series A Warrants are duly tendered and not properly withdrawn, the Company will purchase such properly tendered and not withdrawn Series A Warrants from tendering warrant holders on a pro rata basis (disregarding fractions). If proration of tendered warrants is required, we will determine the pro-ration factor for those warrants promptly after the Expiration Date of the Offer. Proration will be based on the ratio of the number of Series A Warrants properly tendered and not properly withdrawn by each warrant holder, to the total number of Series A Warrants properly tendered and not withdrawn by all of the warrant holders.

The Offer is not conditioned on any minimum number of Series A Warrants being tendered or upon any financing. The Offer is, however, subject to certain customary conditions. See Section 9.

Section 3.  Purpose of the Offer; Certain Effects of the Offer

As of December 5, 2016, we had 58,986,283 issued and outstanding Series A Warrants. Each Series A Warrant can be exercised for common stock on a fixed price basis, or on a cashless basis for a variable number of shares, with the ratio depending in part on the market value of our common stock. We believe that the variable number of shares currently issuable upon a cashless exercise of Series A Warrants creates significant market uncertainty and downward pressure on the market value of our common stock. The purpose of the Offer is to reduce the outstanding number of Series A Warrants. We believe that reducing the number of outstanding Series A Warrants will create more certainty and transparency in the market for our common stock and our capital structure, which we believe will benefit our stockholders. The Offer also provides holders of Series A Warrants an opportunity to obtain liquidity for their Series A Warrants, and reduces the potential dilution to the holders of our common stock that may result from the exercise of the Series A Warrants.

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We expect that approximately $7.1 million will be required to purchase the 32,262,152 Series A Warrants in the Offer, if all of the 32,262,152 Series A Warrants are purchased in the Offer at the cash purchase price of $0.22 per Series A Warrant. We will use our existing working capital to pay the purchase price of the Series A Warrants tendered in the Offer and to pay our expenses associated with the Offer, which we estimate to be approximately $75,000. We will cancel all Series A Warrants acquired by us pursuant to the Offer.

Section 4.  Expiration Date of the Offer

The Offer will expire on the Expiration Date, which is at midnight, Eastern time, on January 9, 2017, unless extended by us in our sole discretion.

Section 5.  Extensions, Termination or Amendment of the Offer

Subject to applicable law, we expressly reserve the right, at any time or at various times, and regardless of whether any events preventing satisfaction of the conditions to the Offer, to extend the period of time during which the Offer is open by giving oral (to be confirmed in writing) or written notice of such extension to the Depositary and by making public disclosure by press release or other appropriate means of such extension to the extent required by law.

During any extension of the Offer, all Series A Warrants previously tendered and not accepted by us will remain subject to the Offer and may, subject to the terms and conditions of the Offer, be accepted by us, and all Series A Warrants previously tendered and accepted by us pursuant to the Offer will remain effective. In addition, we may waive conditions without extending the Offer in accordance with applicable law.

If any of the conditions described below under Section 9 “Conditions to the Offer” have not been satisfied with respect to the Offer, we reserve the right, at our sole discretion:

•	to extend the Offer,
•	to delay accepting any Series A Warrants tendered pursuant to the Offer,
•	to terminate the Offer, or
•	to otherwise amend the Offer in any respect in compliance with applicable securities laws and stock exchange rules.

Section 6.  Procedures for Participating in the Offer

General

In order to participate in the Offer, you must tender your Series A Warrants as described below. It is your responsibility to tender your Series A Warrants. We have the right to waive any defects. However, we are not required to waive defects and are not required to notify you of defects in your tender.

If you have any questions or need help in tendering your Series A Warrants pursuant to the Offer, please contact the Information Agent whose address and telephone number is listed below under “—Information Agent” and on the back cover of this Offer to Purchase.

The method of tendering the Series A Warrants and delivering the Letters of Transmittal and other required documents is at your election and risk. If delivery is by mail, we recommend that registered mail, properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to assure timely delivery. No Series A Warrants, Letters of Transmittal or other required documents should be sent to the Company or the Information Agent.

Proper Tender of Series A Warrants

All Series A Warrants are currently held in book-entry form through the Depository Trust Company (“DTC”). Except as set forth below with respect to DTC’s automated tender offer program procedures, for a holder

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of Series A Warrants to tender their Series A Warrants pursuant to the Offer, the Series A Warrants (by book entry transfer), and a properly completed and duly executed Letter of Transmittal (or a facsimile thereof), together with any signature guarantees and any other documents required by the Instructions to the Letter of Transmittal, or an “Agent’s Message” (as defined below) in lieu thereof, must be received by the Depositary in accordance with the instructions specified in the Letter of Transmittal and at the address or facsimile number set forth on the back cover of this Offer to Purchase prior to the Expiration Date.

An “Agent’s Message” is a message transmitted by DTC received by the Depositary and forming part of the timely confirmation of a book entry transfer (“Book-Entry Confirmation”), which states that DTC has received an express acknowledgement from you that you have received this Offer to Purchase and agree to be bound by the terms of the Letter of Transmittal, and that we may enforce such agreement against you.

In all cases, the payment of the cash consideration pursuant to the Offer will be made only after timely receipt by the Depositary of:

•	a Book-Entry Confirmation with respect to the tender of Series A Warrants;

•	the Letter of Transmittal (or a facsimile thereof) properly completed and duly executed, or an Agent’s Message in lieu thereof; and

•	any required signature guarantees and other documents required by the Letter of Transmittal.

Book-Entry Transfer

The Depositary has or will establish an account with respect to the Series A Warrants at DTC for purposes of the Offer, and any financial institution that is a participant in the DTC system and whose name appears on a security position listing as the record owner of the Series A Warrants may make book-entry delivery of Series A Warrants by causing DTC to transfer the Series A Warrants into the Depositary’s account at DTC in accordance with DTC’s procedure for transfer. Although delivery of Series A Warrants may be effected through book-entry transfer into the Depositary’s account at DTC, either an Agent’s Message or a Letter of Transmittal (or a facsimile thereof) properly completed and duly executed, along with any required signature guarantees and any other required documents, must be transmitted to and received by the Depositary in accordance with the instructions specified in the Letter of Transmittal and at the address set forth on the front cover of this Offer to Purchase prior to the Expiration Date.

Tender of Series A Warrants and Participation in the Offer Through DTC’s Automated Tender Offer Program

In lieu of physically completing and signing the Letter of Transmittal and delivering it to the Depositary, DTC participants may electronically transmit their acceptance of the Offer through DTC’s automated tender offer program, for which the transaction will be eligible. In accordance with DTC’s automated tender offer program procedures, DTC will then verify the acceptance of the Offer and send an Agent’s Message to the Depositary for its acceptance.

If a holder of Series A Warrants transmits its acceptance through DTC’s automated tender offer program, delivery of such Series A Warrants must be made to the Depositary pursuant to the book-entry delivery procedures set forth herein. Unless such holder of Series A Warrants tenders Series A Warrants by book-entry delivery, we may, at our option, treat such exercise as defective for purposes of acceptance and the right to receive the cash consideration pursuant to the Offer. DELIVERY OF THE LETTER OF TRANSMITTAL (OR OTHER REQUIRED DOCUMENTS) TO DTC DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY. If you desire to tender Series A Warrants prior to the Expiration Date, you must allow sufficient time for completion of the DTC’s automated tender offer program procedures during the normal business hours of DTC on such date.

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Procedures for Tendering Series A Warrants Held Through a Custodian

If you are a beneficial owner of Series A Warrants, but the holder of such Series A Warrants is a custodial entity such as a bank, broker, dealer, trust company or other nominee, and you seek to tender your Series A Warrants pursuant to the Offer, you must provide appropriate instructions to such holder of the Series A Warrants in order to tender through DTC’s automated tender offer program with respect to such Series A Warrants. Beneficial owners may be instructed to complete and deliver an instruction letter to such holder of Series A Warrants for this purpose. We urge you to contact such person that holds Series A Warrants for you if you wish to tender your Series A Warrants pursuant to the Offer.

Signature Guarantees

Signatures on all Letters of Transmittal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program (a “Medallion Signature Guarantor”), unless the Letter of Transmittal is delivered, and any tendered Series A Warrants thereby are delivered (i) by a registered holder of Series A Warrants (or by a participant in DTC whose name appears on a security position listing as the owner of such Series A Warrants) who has not completed either the box entitled “Special Delivery Instructions” or “Special Issuance Instructions” on the Letter of Transmittal, or (ii) for the account of a member firm of a registered national securities exchange, a member of the Financial Industry Regulatory Authority or a commercial bank or trust company having an office or correspondent in the United States (each of the foregoing being referred to as an “Eligible Institution”). If the Series A Warrants are registered in the name of a person other than the signer of the Letter of Transmittal, or if Series A Warrants not accepted for exercise pursuant to the Offer are to be returned to a person other than such holder of Series A Warrants, then the signatures on the Letters of Transmittal accompanying the delivery of the Series A Warrants must be guaranteed by a Medallion Signature Guarantor as described above.

United States Federal Backup Withholding Tax

In order to avoid “backup withholding” of U.S. federal income tax on payments of cash pursuant to the Offer, a “U.S. Holder” (as defined in Section 16) surrendering Series A Warrants in the Offer must, unless an exemption applies, provide the Depositary with such holder’s correct taxpayer identification number (“TIN”) on a Form W-9, certify under penalties of perjury that such TIN is correct and provide certain other certifications.  If a U.S. Holder does not provide such holder’s correct TIN or fails to provide the required certifications, the Internal Revenue Service (the “IRS”) may impose a penalty on such holder and payment of cash to such holder pursuant to the Offer may be subject to backup withholding of 28%.  All U.S. Holders surrendering shares pursuant to the Offer should complete and sign the main signature form and the Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Company and the Depositary).  Certain holders (including, among others, corporations and certain “Non-U.S. Holders” (as defined in Section 16)) are not subject to backup withholding but may be required to provide evidence of their exemption from backup withholding.  Non-U.S. Holders should complete and sign the main signature form included as part of the Letter of Transmittal and the appropriate Form W-8 (instead of Form W-9), a copy of which may be obtained from the Depositary, in order to avoid backup withholding.

Backup withholding is not an additional tax.  Any amounts withheld under the backup withholding rules may be refunded or credited against the holder’s United States federal income tax liability if certain required information is timely furnished to the IRS.  Holders should consult their own tax advisors regarding application of backup withholding in their particular circumstances and the availability of, and procedure for obtaining, an exemption from backup withholding.

Determination of Validity of Tender of Series A Warrants

All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tendered Series A Warrants pursuant to this Offer and any of the procedures described above, and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by us in our sole discretion, which determination will be final and binding, subject to the rights of our Series A Warrant holders to challenge such determination in a court of competent jurisdiction. We reserve the absolute right to reject any or all tenders of Series A Warrants determined by us not to be in proper form, or if the acceptance of or tender of Series A Warrants

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may, in the opinion of our counsel, be unlawful. We also reserve the right to waive any conditions to the Offer that we are legally permitted to waive.

Your tender of Series A Warrants pursuant to the Offer will not be deemed to have been made until all defects or irregularities in your tender have been cured or waived. Neither we, the Depositary nor any other person or entity is under any duty to give notification of any defects or irregularities in any exercise or withdrawal of any exercise pursuant to the Offer, or will incur any liability for failure to give any such notification.

Please do not send Letters of Transmittal to us or the Information Agent. You should send Letters of Transmittal only to the Depositary, at its office as indicated below in this section under “Depositary” in this Offer to Purchase and in the Letter of Transmittal. The Information Agent can answer your questions regarding how to tender your Series A Warrants.

Withdrawal of Tender and Participation in this Offer

Your right to withdraw the tender of any Series A Warrants pursuant to the Offer will expire on the Expiration Date.

To be effective, a written or facsimile transmission notice of withdrawal of a tender of Series A Warrants or a properly transmitted “Request Message” through DTC’s automated tender offer program system must:

•	be received by the Depositary at the address specified on the front cover of this Offer to Purchase prior to the Expiration Date;

•	specify the name of the holder of the tendered Series A Warrants to be withdrawn;

•	contain the description of the Series A Warrants to be withdrawn; and

•	be signed by the holder of the Series A Warrants in the same manner as the original signature on the Letter of Transmittal or be accompanied by documents of transfer sufficient to have the Depositary register the transfer of the Series A Warrants into the name of the person withdrawing the tender of such Series A Warrants.

If the tendered Series A Warrants to be withdrawn have been delivered or otherwise identified to the Depositary, a signed notice of withdrawal is effective immediately upon receipt by the Depositary of written or facsimile transmission of the notice of withdrawal or revocation (or receipt of a Request Message) even if physical release is not yet effected. A withdrawal of tendered Series A Warrants can only be accomplished in accordance with the foregoing procedures.

If you withdraw tendered Series A Warrants, you will have the right to re-tender such Series A Warrants on or prior to the Expiration Date in accordance with the procedures described above for tendering Series A Warrants. If we amend or modify the terms of the Offer, or the information concerning the Offer, in a manner determined by us to constitute a material change to the holders of the Series A Warrants, we will disseminate additional Offer materials and extend the period of the Offer, including any withdrawal rights, to the extent required by law and as we determine necessary. An extension of the Expiration Date will not affect a holder of Series A Warrant’s withdrawal rights.

Depositary

We have appointed Equity Stock Transfer, LLC as the Depositary for the Offer (referred to throughout this Offer to Purchase as the “Depositary”). You should tender your Series A Warrants (by book entry transfer) and your completed, signed Letters of Transmittal that accompany this Offer to Purchase, or any requests to withdraw Series A Warrants previously tendered, to the Depositary addressed as follows:

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Equity Stock Transfer, LLC

Attention: Reorganization Department

237 W. 37th Street, Suite 601

New York, New York 10018

Series A Warrant holders and banks and brokerage firms, please call:

Toll Free: (855) 557-4647

Main Phone: (212) 575-5757

Delivery to an address other than set forth above will not constitute a valid delivery.

Information Agent

We have appointed Okapi Partners as the Information Agent for this Offer. You should direct any questions or requests for assistance or for additional copies of this Offer to Purchase, the accompanying Letter of Transmittal or related documents may be directed to the Information Agent at its telephone numbers and address below.  You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

Okapi Partners

1212 Avenue of the Americas
24th Floor

New York, New York 10036

(212) 297-0720 or Toll Free: (877) 629-6356

You may also email your request to:  info@okapipartners.com

Section 7.  Acceptance of Tendered Series A Warrants Pursuant to the Offer And Payment of Purchase Price

General

In order to participate in the Offer, you must tender your Series A Warrants as described above under Section 6 “Procedures for Participating in the Offer.” It is your responsibility to tender your Series A Warrants. We have the right to waive any defects. However, we are not required to waive defects and are not required to notify you of defects in your tender.

If you have any questions or need help in tendering your Series A Warrants pursuant to the Offer, please contact the Information Agent whose address and telephone numbers are listed above in Section 6 under “Procedures for Participating in the Offer – Information Agent.”

The method of tendering the Series A Warrants and delivering the Letter of Transmittal and other required documents is at your election and risk. If delivery is by mail, we recommend that registered mail, properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to assure timely delivery. No Series A Warrants, Letters of Transmittal or other required documents should be sent to the Company, or the Information Agent.

If the conditions to the Offer are satisfied, or if we waive all of the conditions that have not been satisfied, we will accept, on the Expiration Date and after we receive completed and duly executed Letters of Transmittal or Agent’s Messages with respect to any and all of the Series A Warrants tendered at such time, the tendered Series A Warrants by notifying the Depositary of our acceptance. The notice may be oral if we promptly confirm it in writing.

We expressly reserve the right, in our sole discretion, to delay acceptance of the Series A Warrants tendered pursuant to the Offer, or to terminate the Offer and not accept the Series A Warrants tendered pursuant to the Offer, (1) if any of the conditions to the Offer shall not have been satisfied or validly waived by us, or (2) in order to comply in whole or in part with any applicable law.

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In all cases, the cash purchase price will be issued only after timely receipt by the Depositary of (1) Book-Entry Confirmation of the tender of Series A Warrants into the Depositary’s account at DTC, (2) the properly completed and duly executed Letter of Transmittal (or a facsimile thereof) or an Agent’s Message in lieu thereof, and (3) any other required signature guarantees or other documents required by the Letter of Transmittal.

For purposes of the Offer, we will have accepted the Series A Warrants tendered pursuant to the Offer, if, as and when we give oral or written notice to the Depositary of our acceptance of such Series A Warrants pursuant to the Offer. In all cases, the payment of the cash consideration for the Series A Warrants in the Offer will be made by the deposit of such consideration with the Depositary, which will act as your agent for the purposes of receiving such consideration from us, and delivering such consideration to you.

Upon and subject to the terms and conditions of the Offer, if more than 32,262,152 Series A Warrants are duly tendered and not properly withdrawn, the Company will purchase such properly tendered and not withdrawn Series A Warrants from tendering warrant holders on a pro rata basis (disregarding fractions). If proration of tendered warrants is required, we will determine the pro-ration factor for those warrants promptly after the Expiration Date of the Offer. Proration will be based on the ratio of the number of Series A Warrants properly tendered and not properly withdrawn by each warrant holder, to the total number of Series A Warrants properly tendered and not withdrawn by all of the warrant holders.

If, for any reason whatsoever, acceptance of any Series A Warrants tendered is delayed or we extend the Offer or are unable to accept the tender of the Series A Warrants pursuant to the Offer, then, without prejudice to our rights set forth herein, we may instruct the Depositary to retain the Series A Warrants tendered and such tender may not be withdrawn, subject to the limited circumstances described in Section 6. “Procedures for Participating in the Offer — Withdrawal of Tender and Participation in this Offer” above.

We will have the right, which may be waived, to reject the defective tender of Series A Warrants pursuant to the Offer as invalid and ineffective. If we waive our rights to reject a defective tender, subject to the other terms and conditions set forth in the Offer and the Letter of Transmittal, you will be entitled to the cash consideration per Series A Warrant tendered and accepted.

We will pay or cause to be paid all transfer taxes with respect to the tender of the Series A Warrants pursuant to the Offer unless the box titled “Special Issuance Instructions” or the box titled “Special Delivery Instructions” on the Letter of Transmittal has been completed, as described in the instructions thereto.

Announcements

If the conditions to the Offer are satisfied, or if we waive all of the conditions that have not been satisfied, we will accept, on the Expiration Date and after we receive completed and duly executed Letters of Transmittal or Agent’s Messages with respect to any and all of the Series A Warrants tendered at such time, the tendered Series A Warrants by notifying the Depositary of our acceptance. The notice may be oral if we promptly confirm it in writing.

Return of Series A Warrants In Certain Circumstances

If we do not accept any Series A Warrants in the Offer for any reason described in the terms and conditions of the Offer, or if less than all of a holder’s Series A Warrants are tendered or are not accepted in this Offer, or if the Series A Warrants so tendered are withdrawn pursuant to the terms of the Offer, we will return such Series A Warrants without expense to the holder. In the case of Series A Warrants that are tendered by Book-Entry Confirmation into the Offer’s account at DTC according to the procedures described above, such Series A Warrants will be credited to an account maintained with DTC. These actions will occur as promptly as practicable after the expiration or termination of the Offer.

Other

Participation in the Offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial, legal, and tax advisors in making your decision on what action to take.

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In the future, we may at our discretion seek to acquire untendered Series A Warrants in open market or privately negotiated transactions, through subsequent tender offers or otherwise. We have no present plan to acquire any Series A Warrants that are not tendered in the Offer.

ANY TENDERING HOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY, SIGN AND RETURN TO THE DEPOSITARY THE FORM W-9 INCLUDED WITH EACH LETTER OR TRANSMITTAL (OR OTHERWISE ESTABLISH A VALID EXEMPTION) MAY BE SUBJECT TO FEDERAL INCOME TAX BACKUP WITHHOLDING OF 28% OF THE GROSS PROCEEDS PAID TO THE HOLDER OR OTHER PAYEE UNDER THE OFFER. SEE SECTION 16.

Section 8. Interests of Certain Persons in the Offer; Background of the Offer

Background of the Offer

On July 29, 2015, the Company completed a public offering of 3,761,657 Units (the “Units”) as described below. The public offering price in the Offering was $11.00 per Unit for gross proceeds of approximately $41.4 million and net proceeds of approximately $38.7 million. The underwritten public offering of Units is referred to in this Offer Letter as the “Unit Offering.”

Each Unit consisted of one-fourth of a share of Series A preferred stock and 0.2857 Series A Warrants. Each one-fourth of a share of Series A preferred stock is convertible into 0.1429 shares of common stock and each Series A Warrant was initially exercisable for common stock on a fixed price basis. On January 23, 2016, the Units automatically separated into shares of Series A preferred stock and Series A Warrants and became convertible and exercisable, respectively. At that time, among other things, the Series A Warrants became exercisable on a cashless basis.

We believe that the variable number of shares currently issuable upon a cashless exercise of Series A Warrants creates significant market uncertainty and downward pressure on the market value of our common stock. The purpose of the Offer is to repurchase and cancel as many Series A Warrants as possible. We believe that eliminating or reducing the number of outstanding Series A Warrants will create more certainty and transparency in the market for our common stock and our capital structure, which we believe will benefit our stockholders.

Interests of Directors and Officers and the Company

The names of the executive officers and directors of the Company who are persons specified in Instruction C to Schedule TO are set forth below. The business address for each such person is c/o Vapor Corp., 3800 North 28th Way, Hollywood, Florida 33020, (888) 766-5351, and the telephone number for each such person is (888) 766-5351.

Name	Position
Jeffrey Holman	Chief Executive Officer and Chairman of the Board
Gina Hicks	Chief Financial Officer
Christopher Santi	President and Chief Operating Officer
Clifford J. Friedman	Director
Anthony Panierello, M.D.	Director

None of our officers or directors or their respective affiliates beneficially owns any of the Series A Warrants and, therefore, will not participate in the Offer.

Section 9. Conditions to the Offer

Notwithstanding any other provisions of the Offer, we will not be required to accept the tendered Series A Warrants pursuant to the Offer or to pay the cash consideration for the Series A Warrants, and may terminate, amend

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or extend the Offer, if any of the following shall occur or exist or have not been satisfied, or have not been waived by us, prior to the Expiration Date:

•	no action or event shall have occurred, no action shall have been taken, and no statute, rule, regulation, judgment, order, stay, decree or injunction shall have been promulgated, enacted, entered or enforced applicable to the Offer or the purchase and cancellation of Series A Warrants under the Offer by or before any court or governmental regulatory or administrative agency, authority or tribunal of competent jurisdiction, including, without limitation, taxing authorities, that challenges the making of the Offer or the purchase of Series A Warrants under the Offer or would reasonably be expected to, directly or indirectly, prohibit, prevent, restrict or delay consummation of, or would reasonably be expected to otherwise adversely affect in any material manner, the Offer or the purchase of Series A Warrants under the Offer; and

•	there shall not have occurred:

o	a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States, whether or not mandatory,

o	a commencement of a war, armed hostilities, a terrorist act or other national or international calamity directly or indirectly relating to the United States, or

o	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof.

These conditions are for our benefit and may be asserted by us or may be waived by us, including any action or inaction by us giving rise to any condition, in whole or in part, at any time and from time to time at or prior to the Expiration Date, in our reasonable discretion. We may additionally terminate the Offer if any condition is not satisfied on or prior to the Expiration Date. If any of these events occur, subject to the termination rights described above, we may (i) return any tendered Series A Warrants to you, (ii) extend the Offer and retain all tendered Series A Warrants until the expiration of the extended Offer, or (iii) amend the Offer in any respect by giving oral or written notice of such amendment to the Depositary and making public disclosure of such amendment to the extent required by law. Notwithstanding the foregoing, in no event may we terminate, amend or extend the Offer or delay paying the cash consideration for the Series A Warrants if the occurrence, existence or nonsatisfaction of any of the foregoing resulted from our action or failure to act.

We have not made a decision as to what circumstances would lead us to waive any condition, and any such waiver would depend on circumstances prevailing at the time of such waiver. Although we have no present plans or arrangements to do so, we reserve the right to amend, at any time, the terms of the Offer. We will give holders of Series A Warrants notice of such amendments as may be required by applicable law.

Section 10. Fees and Expenses of the Offer

We will bear the expenses of soliciting the tender of the Series A Warrants pursuant to the Offer. The principal solicitation is being made by mail; however, we may make additional solicitation by facsimile, email, telephone or in person by our officers and regular employees and those of our affiliates.

We will pay the Information Agent and the Depositary reasonable and customary fees for their services and reimburse them for their related reasonable out-of-pocket expenses. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Offer to Purchase, Letter of Transmittal and related documents to the beneficial owners of the Series A Warrants and in handling or forwarding Series A Warrants tendered pursuant to the Offer. See Section 13 “Source and Amount of Funds.”

We will pay cash expenses to be incurred in connection with the Offer. They include:

•	fees and expenses of the Depositary and Information Agent,

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•	accounting, advisory and legal fees,

•	printing expenses, mailing costs, and filing fees, and

•	related fees and expenses.

If your Series A Warrants are held or will be held through a broker or other nominee on your behalf, your broker or other nominee may charge you a commission for doing so.

Section 11. Transfer Taxes

If you tender your Series A Warrants pursuant to the Offer, you will not be required to pay any transfer taxes. We will pay all transfer taxes, if any, applicable to the tender of Series A Warrants in the Offer. The tendering holder will, however, be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	cash consideration for the Series A Warrants is to be delivered to, or is to be issued in the name of, any person other than the registered holder of the Series A Warrants tendered,

•	tendered Series A Warrants are registered in the name of any person other than the person signing the Letter of Transmittal, or

•	a transfer tax is imposed for any reason other than the payment of the cash consideration for the tender of Series A Warrants in the Offer.

If satisfactory evidence of payment of any transfer taxes payable by an exercising holder is not submitted with the Letter of Transmittal, the amount of the transfer taxes will be billed directly to that exercising holder. The Depositary will retain cash consideration equal to the amount of the transfer taxes due until it receives payment of the taxes.

Section 12. Trading Market and Trading Information of Series A Warrants and Our Common Stock

The Series A Warrants are not listed for trading on any market. Our shares of common stock are quoted on the OTC Pink Sheets under the symbol “VPCO.” The last reported sale price of our shares of common stock on December 6, 2016 was $0.0001 per share. Prior to March 15, 2016, our common stock was listed on The NASDAQ Capital Market. Between February 17, 2016 and March 15, 2016, our common stock was quoted on the OTC Pink Sheets. Between March 15, 2016 and October 31, 2106, our common stock was listed on the OTCQB. Since November 1, 2016, our common stock was quoted on the OTC Pink Sheets. The following table sets forth the high and low bid information for our common stock for each quarter within our last two fiscal years as reported by The NASDAQ Capital Market, the OTCQB or the OTC Pink Sheets, as applicable. The bid prices reflect inter-dealer quotations, do not include retail markups, markdowns, or commissions, and do not necessarily reflect actual transactions. These prices reflect the 1:5 reverse stock split effected on July 7, 2015, the 1:70 reverse stock split effected on March 8, 2016 and the 1:20,000 reverse stock split effected on June 1, 2016, as well as rounding.

Common Stock

	High	Low
2016
Quarter ending December 31, 2016 (through December 5, 2016)	$0.0001	$0.0001
Quarter ended September 30, 2016	0.0004	0.0001
Quarter ended June 30, 2016	106.00	0.0001
Quarter ended March 31, 2016

2015
Quarter ended December 31, 2015	993,701.89	188,943.32
Quarter ended September 30, 2015	9,978,500.00	601,399.58
Quarter ended June 30, 2015	36,850,000.00	11,252,500.00
Quarter ended March 31, 2015	49,700,000.00	35,000,000.00

2014
Quarter ended December 31, 2014	99,750,000.00	35,700,000.00

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Holders

As of December 5, 2016, there were approximately 1,495 stockholders of record of our common stock and 4 holders of record of the Series A Preferred Stock and 1 holder of record of Series A Warrants.

Dividend Policy

We follow a policy of retaining earnings, if any, to finance the expansion of our business. We have not paid, and do not expect to declare or pay, cash dividends in the foreseeable future.

Section 13. Source and Amount of Funds

The Offer is not conditioned upon financing. We will use our existing working capital to purchase Series A Warrants tendered in the Offer. We expect that approximately $7.1 million will be required for us to complete the Offer, if we purchase 32,262,152 of the Series A Warrants in the Offer at the cash purchase price of $0.22 per Series A Warrant. We also will use our existing working capital to pay expenses associated with the Offer, which we estimate to be approximately $75,000, and will consist of fees payable to the Depositary (estimated to be $7,500), fees payable to the Information Agent (estimated to be $8,000), printing, mailing and filing costs (estimated to be $18,000), legal fees (estimated to be $25,000) and other miscellaneous costs and expenses (estimated to be $16,500).

Section 14. Consequences of Failure to Participate in the Offer

If you currently hold Series A Warrants and do not tender them pursuant to the Offer, then, following the expiration of the Offer, your Series A Warrants will continue to be outstanding according to their terms unmodified. If you do not participate in this Offer, you will retain the Series A Warrants. Among other consequences, you will continue to hold warrants that feature a fluctuating number of shares issuable upon a cashless exercise.

Section 15. Transactions and Arrangements Relating to the Company’s Securities

Other than as set forth below and in the Company’s Certificate of Incorporation, as amended, and Bylaws, there are no agreements, arrangements or understandings between the Company, or any of its directors or executive officers, and any other person with respect to the Company’s outstanding securities.

Registration Rights Agreement

On November 14, 2014, the Company entered into securities purchase agreements with certain accredited investors who are also stockholders of Vaporin providing for the sale of  $1,250,000 in aggregate principal amount of the Company’s senior convertible notes (the “$1,250,000 Senior Convertible Notes”) and common stock purchase warrants to purchase up to an aggregate of 1,136,364 shares of the Company’s common stock, $0.001 par value per share with an exercise price of  $2.00 per share. The terms of the $1,250,000 Senior Convertible Notes included “piggy-back” registration rights with respect to the shares of common stock underlying the $1,250,000 Senior Convertible Notes and warrants.

Other Agreements

The Company has retained Equity Stock Transfer, LLC to act as Depositary and Okapi Partners to act as the Information Agent. The Company may contact Series A Warrant holders by mail, telephone, facsimile, or other electronic means, and may request brokers, dealers, commercial banks, trust companies and other nominee warrant

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holders to forward material relating to the offer to beneficial owners. Equity Stock Transfer, LLC and Okapi Partners will receive reasonable and customary compensation for their respective services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will be indemnified by the Company against certain liabilities and expenses in connection therewith.

Section 16. Certain U.S. Federal Income Tax Considerations

The following is a summary of certain material U.S. federal income tax consequences to holders that are U.S. Holders and Non-U.S. Holders (each, as defined below) that own and hold Series A Warrants as capital assets, within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”), and that tender and sell Series A Warrants for cash pursuant to the Offer. This discussion does not address all of the tax consequences that may be relevant to a holder based on its individual circumstances and does not address tax consequences applicable to holders that may be subject to special tax rules, including: financial institutions; insurance companies; regulated investment companies; tax-exempt organizations; dealers or traders in securities or currencies; holders that actually or constructively own 5% or more of our common stock; holders that hold Series A Warrants as part of a position in a straddle or a hedging, conversion or integrated transaction for U.S. federal income tax purposes; holders that have a functional currency other than the U.S. dollar; holders that received their Series A Warrants as compensation for the performance of services. This summary does not address any tax consequences of the alternative minimum tax, state, local or foreign tax consequences or any U.S. federal non-income tax consequences of the tender and sale of Series A Warrants pursuant to the Offer or any tax reporting obligations of a holder. Holders should consult with and rely only on their tax advisors as to the specific tax consequences to them of the Offer in light of their particular circumstances.

If an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes holds Series A Warrants, the tax treatment of a partner or owner in the partnership or other pass-through entity will generally depend on the status of the partner or owner and the activities of the partnership or other entity. Holders owning their Series A Warrants through a partnership or other pass-through entity should consult their tax advisors regarding the U.S. federal income tax consequence of the entity tendering and selling Series A Warrants pursuant to the Offer.

This summary is based on the Code, applicable Treasury regulations, administrative pronouncements and judicial decisions, each as in effect on the date hereof. All of the foregoing are subject to change, possibly with retroactive effect, or differing interpretations by the Internal Revenue Service (“IRS”) or a court, which could affect the tax consequences described herein. You should seek advice based on your particular circumstances from an independent tax advisor.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of shares that for United States federal income tax purposes is any of the following:

•	a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States or any State or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons has the authority to control all substantial decisions of the trust, or certain other trusts considered U.S. Holders for United States federal income tax purposes.

A “Non-U.S. Holder” is a beneficial owner of shares, other than a partnership or other entity treated as a partnership for United States federal income tax, who is not a U.S. Holder.

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Holders should consult their own tax advisors to determine the particular tax consequences to them of participating in the Offer, including the applicability and effect of any state, local or foreign tax laws.

 Non-Participation in the Offer

Holders who do not tender any of their Series A Warrants in the Offer will not recognize any gain or loss for United States federal income tax purposes solely as a result of the consummation of the Offer.

Consequences of the Offer to U.S. Holders

Sale of Series A Warrants Pursuant to the Offer. The sale of Series A Warrants for cash pursuant to the Offer will be a taxable sale of the Series A Warrants for United States federal income tax purposes. A U.S. Holder will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the Series A Warrants. A holder’s adjusted tax basis in the Series A Warrants generally will equal the holder’s acquisition cost, and if the holder purchased a unit consisting of both shares of Common Stock and Series A Warrants, the cost of such unit must be allocated between the shares of Common Stock and the Series A Warrants that comprised such unit based on their relative fair market values at the time of the purchase. Any such capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period for the Series A Warrants exceeds one year. A holder must calculate gain or loss separately for each block of Series A Warrants sold pursuant to the Offer (generally, Series A Warrants acquired at the same cost in a single transaction). Long-term capital gain recognized by a non-corporate U.S. Holder may be eligible for reduced rates of tax. The deduction of capital losses is subject to limitations, as is the deduction for losses realized upon a taxable disposition by a U.S. Holder of Series A Warrants if, within a period beginning 30 days before the date of such disposition and ending 30 days after such date, such U.S. Holder has acquired (by purchase or by an exchange on which the entire amount of gain or loss was recognized), or has entered into a contract or option so to acquire, substantially identical stock or securities.

Medicare Contribution Taxes. U.S. Holders that are individuals, estates or trusts and whose income exceeds certain thresholds generally will be subject to a 3.8% Medicare contribution tax on unearned income, including, among other things, capital gains from the sale or other taxable disposition of securities, subject to certain limitations and exceptions. U.S. Holders should consult their own tax advisors regarding the effect, if any, of such tax on their disposition of the Series A Warrants.

Consequences of the Offer to Non-U.S. Holders

A Non-U.S. Holder generally will not be subject to United States federal income tax on any gain attributable to a sale or other disposition of Series A Warrants unless such gain is effectively connected with its conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such holder maintains in the United States) or the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of sale or other disposition and certain other conditions are met (in which case, such gain from United States sources generally is subject to tax at a 30% rate or a lower applicable tax treaty rate).

Gains that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally will be subject to U.S. federal income tax (but not the Medicare contribution tax) at the same regular U.S. federal income tax rates applicable to a comparable U.S. Holder and, in the case of a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes, may also be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

Backup Withholding and Information Reporting

In general, information reporting for United States federal income tax purposes should apply to the proceeds from sales and other dispositions of Series A Warrants by a U.S. Holder to or through a United States

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office of a broker. Payments made (and sales and other dispositions effected at an office) outside the United States will be subject to information reporting in limited circumstances.

In addition, backup withholding of United States federal income tax, currently at a rate of 28%, generally will apply to proceeds from sales and other dispositions of Series A Warrants by a U.S. Holder who:

•	fails to provide an accurate taxpayer identification number;

•	is notified by the IRS that backup withholding is required; or

•	fails to comply with applicable certification requirements.

A Non-U.S. Holder generally will eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

We will withhold all taxes required to be withheld by law from any amounts otherwise payable to any holder of Series A Warrants, including tax withholding required by the backup withholding rules. Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a U.S. Holder’s or a Non-U.S. Holder’s United States federal income tax liability and may entitle such holder to a refund, provided that the requisite information is timely furnished to the IRS. Holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedure for obtaining an exemption from backup withholding in their particular circumstances.

THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE.  THE TAX CONSEQUENCES OF THE OFFER TO A HOLDER MAY VARY DEPENDING UPON, AMONG OTHER THINGS, THE PARTICULAR CIRCUMSTANCES OF SUCH HOLDER. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

Section 17. Forward Looking Statements; Additional Information; Miscellaneous

Forward-Looking Statements

All statements contained in this Offer to Purchase, other than statements of historical facts, that address future activities, events, or developments, are forward-looking statements, including, but not limited to, statements containing the words “believe,” “anticipate,” “expect,” and words of similar import. These statements are based on certain assumptions and analyses made by us in light of our experience and our assessment of historical trends, current conditions and expected future developments as well as other factors we believe are appropriate under the circumstances. Whether actual results will conform to the expectations and predictions of management, however, is subject to a number of risks and uncertainties that may cause actual results to differ materially. Such risks are disclosed in our previous SEC filings and we urge you to review these risks in connection with your decision whether to tender Series A Warrants in this Offer.

Consequently, all of the forward-looking statements made in this Offer to Purchase are qualified by these cautionary statements, and there can be no assurance that the actual results anticipated by management will be realized or, even if substantially realized, that they will have the expected consequences to or effects on our business operations.

Additional Information; Miscellaneous

We filed with the SEC a Tender Offer Statement on Schedule TO, of which this Offer is a part.  This Offer does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO.  We

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recommend that stockholders review the Schedule TO, including the exhibits, and the other materials we have filed with the SEC before making a decision on whether to accept the Offer.

We will assess whether we are permitted to make the Offer in all jurisdictions.  If we determine that we are not legally able to make the Offer in a particular jurisdiction, we reserve the right to withdraw the Offer in that particular jurisdiction and we will inform stockholders of this decision.  If we withdraw the Offer in a particular jurisdiction, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders residing in that jurisdiction.

Our Board of Directors recognizes that the decision to accept or reject this Offer is an individual one that should be based on a variety of factors and stockholders should consult with personal advisors if holders have questions about their financial or tax situation.

We are subject to the information requirements of the Exchange Act and in accordance therewith we file and furnish reports and other information with the SEC.  All reports and other documents we have filed or furnished with the SEC, including the Schedule TO relating to the Offer, or will file or furnish with the SEC in the future, can be read and copied at the Public Reference Room of the SEC at 100 F Street, NE, Washington, D.C. 20549.  You may also obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330.  You may also inspect such filings on the Internet website maintained by the SEC at www.sec.gov.

The rules of the SEC allow us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC.  The following documents contain important information about us and we incorporate them herein by reference:

•	Our Annual Report on Form 10-K for the year ended December 31, 2015;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016 and September 30, 2016; and

•	Our Current Reports on Form 8-K filed with the SEC on October 11, 2016, November 2, 2016, December 6, 2016 and December 7, 2016.

Any statement contained in any document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase or any subsequently filed document referenced above.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

Holders can obtain any of the documents incorporated by reference in this Offer to Purchase from us or from the SEC’s web site at the address described above.  Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents.  Holders can obtain documents incorporated by reference in this Offer to Purchase by requesting them in writing or by telephone from us at 3800 North 28th Way, Hollywood, Florida 33020, (888) 766-5351.  Any stockholder requesting information should be sure to include his or her complete name and address in the request.

Sincerely,
/s/ Jeffrey E. Holman
Jeffrey E. Holman, CEO
Vapor Corp.

December 7, 2016

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The Depositary for the Offer is:

Equity Stock Transfer LLC

Attention: Reorganization Department

237 W. 37th Street, Suite 601

New York, New York 10018

Toll-free (855) 557-4647 or (212) 575-5757

Fax: (646) 201-9006

Any questions or requests for assistance or for additional copies of this Offer to Purchase, the accompanying Letter of Transmittal or related documents may be directed to the Information Agent at its telephone numbers and address below.  You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Okapi Partners

1212 Avenue of the Americas

24th Floor

New York, New York 10036

(212) 297-0720

or

Call Toll Free: (877) 629-6356

E-mail:  info@okapipartners.com